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                                                                    EXHIBIT 5.1


                                       March 10, 2000



Anthracite Capital, Inc.
345 Park Avenue, 29th Floor
New York, New York  10154

Ladies and Gentlemen:

     We have acted as special Maryland counsel to Anthracite Capital, Inc., a Maryland corporation (the "Company"), in connection with the registration of certain securities of the Company on its Registration Statement on Form S-3 (Registration No. 333-_____, together with any and all exhibits and post-effective amendments thereto, the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering of
(i) up to 1,200,000 shares of 10.5% Series A Senior Cumulative Convertible Redeemable Preferred Stock, par value $.001 per share (the "Series A Preferred Shares") by RECP II Anthracite, LLC, and (ii) up to 4,081,680 shares of the Company's common stock, $.001 par value per share (the "Common Shares"), the number of Common Shares into which the Series A Preferred Shares were convertible as of the date that the Series A Preferred Shares were issued.

     We have examined the Registration Statement, and such other documents, corporate records, laws and regulations as we have deemed necessary for the purposes of giving the opinions set forth in this opinion letter. Based upon that examination and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

     1. The Series A Preferred Shares have been duly authorized, are validly issued, fully paid and non-assessable.

     2. When issued by the Company upon conversion of the Series A Preferred Shares in accordance with the terms of the Series A Preferred Shares, the Common Shares into which the Series A Preferred Shares are convertible will be validly issued, fully paid and non-assessable.

     We have relied as to certain matters on information obtained from public officials and officers of the Company. We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than the laws of the State of Maryland.


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Anthracite Capital, Inc.
March 10, 2000
Page 2

     We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing of this opinion letter with the Registration Statement as
Exhibit 5.1 thereto. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder. The opinion expressed herein is limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.


                                          Very truly yours,

                                          Miles & Stockbridge P.C.


                                          By: /s/ J.W. Thompson Webb
                                             ------------------------
                                              Principal